EXHIBIT 99.1
TRICO MARINE SERVICES

Moderator: Trevor Turbidy
August 9, 2005
7:30 a.m. CT

Operator: Good day everyone, and welcome to the Trico Marine Services second quarter earnings conference call. This call is being recorded.
At this time, I would like to turn the call over to Mr. Trevor Turbidy. Please go ahead, sir.

Trevor Turbidy: Thanks, Matt. Good morning. My name is Trevor Turbidy. I’m the CFO of Trico Marine Services. I have our general counsel sitting to my right, so I’ll read the legal disclaimer.

The statements in this conference call regarding business plans or strategies, projected benefits from future joint ventures, projections involving revenues, operating results, forecasts from operations, anticipated capital expenditures and other statements which are not historical facts, are forward-looking statements. Such statement involve risks and uncertainties and other factors detailed in the company’s Form 10-Qs and Form 10-K, proxy statement and other filings from the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or the consequences of such a development worsen, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecast or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

I’d now like to turn the call over to our Chairman and Interim CEO, Joe Compofelice who will give you an update on our operations.

Joseph Compofelice: Good morning, and thank you, Trevor. With me on the call today is Rishi Varma, our General Counsel; Geoff Jones, our Corporate Treasurer; and Mike Wallace, Vice President of Worldwide Sales and Marketing.

The second quarter was a very strong quarter for Trico. It exceeded our expectations and was bolstered by continued strengthening in rates and utilizations that we experienced in the first quarter of 2005, when we completed our restructuring.

Since that time, our financial performance has been characterized by increasing day rates in all markets, improving utilization in all markets, improving cash flows and liquidity, lower debt and significant progress on initiatives that are focused on reductions in our cost structure.

While we see the current market as attractive, as evidenced by our second quarter earnings, we also continue to see positive signs for improvement in the near term.

First, reporting positive earnings per share for the second quarter of 34 cents a share on a fully diluted basis, it is very satisfying, to say the least. This is the first time Trico Marine has done so since the second quarter of 2005.

In terms of revenue, our charter hire revenue grew 55 percent over the same quarter of last year, and seven percent sequentially over the already strong first quarter of 2005. This strength is driven by the continuation of high rates for our North Sea class vessels along the lines of the first quarter, an 11 percent increase in our average day rates in the Gulf of Mexico, and virtually full utilization of our actively marketed vessels worldwide.

Our operating income of $9.1 million for the second quarter compares to about a $9.3 million operating loss last year when we exclude the non-cash charges for impairment and assets held for sale. So, roughly, an $18 million swing in operating profit.

That improvement, in our opinion, validates our strategic plan going forward as much, if not more, than our revenue improvement. We are committed to improving internal efficiencies while growing the business at the same time.

1

In the interests of duplicating a bunch of comments on the financial information that’s in the report, I’ll turn it over to Trevor, who will talk about area performance, our balance sheet and our cash flows - Trevor.

Trevor Turbidy: Thanks, Joe. We’re delighted to announce that the company reported net income of $3.6 million or 34 cents per diluted share for the second quarter of 2005.

As Joe briefly highlighted, this is the first time since the second quarter of 2001 that the company has recorded net income or earnings per share.
As you can see in our press release, we have an unusual financial table presentation in the form of a solid black line splitting the balance sheet, income and cash flow statements. We present the predecessor company for the three months ended June 30, 2004, and the successor company for the three months ended June 30, 2005.

This is mandated by a fresh start accounting treatment in connection with our reorganization, which was completed on March 15, 2005. In connection with our emergence, we’ve adopted a number of changes in accounting policies that may make comparisons to prior periods difficult.

As you saw in our press release, we reported charter hire revenues for the second quarter of 2005 of $39.9 million, up 55 percent from $25.7 million in the second quarter of 2004. As compared to the prior quarter, combined revenues of $37.5 million, we had seven percent sequential growth in revenues from quarter to quarter.

As Joe highlighted earlier, we’ve been the beneficiary of dramatically improving rates and utilization in all capacity classes worldwide.
Specifically, day rates for the company’s Gulf class supply boats averaged $5,727 a day, with a utilization of 58 percent in the second quarter of 2005, compared with $5,193 a day with utilization of 52 percent in the first quarter of 2005.

I think it’s important to note that when we’re referring to our Gulf class utilization, we’re speaking about 48 vessels, 16 of which were cold-stacked at the end of the quarter. Utilization of active vessels during the quarter was approximately 93 percent.

We’ve been deliberate and consistent about increasing our bid rates for vessels in the U.S. Gulf. We unstacked three vessels during the second quarter, but that was to replace vessels that had been mobilized out of the U.S. Gulf.

We recognize that the U.S. Gulf offshore supply vessel market is quite sensitive to slight changes in vessel availability. So, for the near term, we’re focused on increasing day rates to drive incremental revenue and EBITDA, rather than unstacking a number of vessels from our cold-stacked fleet.

We’ve also included our July day rates and utilizations by class in an effort to give everyone a more current snapshot of the rate environment and activity.
In July, day rates for the company’s Gulf class supply boats averaged $5,965 a day, with utilization of 63 percent, or 94 percent of the actively marketed vessels.

So, as you can see, day rates have increased steadily from the first quarter, and utilization of actively marketed vessels is basically at full capacity.
North Sea vessel day rates averaged $16,147 a day, with utilization of 89 percent in the second quarter of 2005, compared with $15,777 a day with utilization of 89 percent in the first quarter of 2005.

The impact of very strong market conditions in the North Sea during the first and second quarters of 2005, was somewhat dampened by the fact that we have 14 of our North Sea class vessels under medium or long term contract.

In July, day rates for the company’s North Sea supply boats averaged $15,699 a day, with a utilization of 91 percent.

2

Crew and line handlers averaged day rates of $2,208 a day, with utilization of 89 percent in the second quarter of 2005, compared with $2,223 a day, with utilization of 91 percent for the first quarter of 2005.

As you might recall from our first quarter earnings call, during the application of fresh start accounting, the company is required to record all contracts that were in process at the exit date, at fair market value based on estimated normal profit margins at that date.

As such, an asset for favorable contracts or a liability for unfavorable contracts is required to be recorded. These assets or liabilities are then - are required to be amortized, based on revenues recorded over the remaining contract lives.

During the second quarter of 2005, we amortized $3.2 million of non-cash deferred revenue, which is broken out in a separate line item on the income statement. We will have approximately $3.3 million and $3.2 million of amortization of non-cash deferred revenue in the third and fourth quarters of 2005, respectively.

It is for this reason why we refer to charter hire revenue, which excludes non-cash deferred revenue rather than total revenue.
Going down the income statement, direct vessel operating expenses increased $3.5 million, or 18 percent in the second quarter of 2005, to $23 million, compared to $19.4 million for the second quarter of 2004.

This increase is primarily due to $3.5 million of marine inspection costs that were included in operating expenses during the second quarter of 2005.
Previously, marine inspection costs were deferred and amortized. Now, as a result of change in accounting policy adopted at our emergence, we now expense these costs as incurred.

In future periods, because of the accounting treatments related to marine inspection costs, expense in a given period may vary dramatically, based on the timing and number of marine inspection costs - (I mean, marine inspection) dry docks.

The company’s depreciation and amortization expense decreased $2 million from $8.4 million in the second quarter of 2004, to $6.4 million in the second quarter of 2005. The depreciation decreases related to the overall reduction in the net book value of our long-lived assets, which was recorded when the negative goodwill was allocated to our long-lived assets during fresh start accounting on March 15, 2005.

In addition, we sold one North Sea vessel in April and another in July. So, going forward, you can assume D&A expense of approximately $6.25 million quarter for your models.

Our operating income for the quarter, as Joe mentioned, was $9.1 million, an increase of $18.1 million versus the comparable period in 2004. The $18.4 million that we’re discussing excludes non-cash charges.

Let’s spend a few minutes covering the balance sheet and liquidity currently.

At June 30, 2005, we had total debt of $131 million, which comprised the following; our U.S. credit facility; our NOK credit; NOK term loan; and two MARAD notes.

Short-term and term maturities of debt were $60.2 million at June 30, 2005. This comprised two MARAD payments totaling $2.5 million, the NOK term loan of 19.5 million, which is due June 30, 2006, and the NOK credit facility of 38.2 million.

Our long-term debt was $70.2 million at June 30th. This is comprised of the exit facility term loan, representing $54.6 million, the revolving component of the exit credit facility term loan - or of the exit credit facility - of $5 million, and two MARAD notes, totaling $10.7 million.

For the six months ended June 30, 2005, we repaid approximately $16.7 million of total indebtedness.

3

At June 30th, we had $15 million of our U.S. revolving credit facility available, and our Norwegian credit facility had NOK 267 million, or US $40.8 million of borrowing capacity available.

Our Trico Supply bank facility reduces by 40 million NOK, or $6.1 million every March and September.

We’re not currently restricted by our financial covenant restricting funded debt to 5.5 times the level of operating income plus depreciation and amortization of our North Sea operations on a trailing 12 month basis.

Combined with our unrestricted cash position of $10.8 million as of June 30, 2005, our consolidated available liquidity was $66.6 million.
Of our $17.7 million in total cash, $6.9 million is restricted and shown as non-current, which is not very typical, and $10.8 million is unrestricted and shown as current. Of the $10.8 million in unrestricted cash, $4.9 million was U.S. cash and other, excluding Norway.

Capital expenditures in the second quarter were $640,000. And at this point we don’t project significant capital expenditures for the balance of the year.
I think, after such a strong quarter, it’s only natural for everyone to inquire about near-term upside potential. I can (just answer your) likely questions that might come up.

As far as incremental upside on the North Sea vessels, every $100 in day rate is $500,000 a year in incremental EBITDA. But please remember that we have - it’ll be somewhat challenging, because 14 of our 16 North Sea class vessels are under a contract in the near term.

In the Gulf, the number is - a $100 day rate implies a $1 million a year in incremental EBITDA. Obviously, the great majority of those vessels are on spot contracts.

With that, I’ll turn it back over to Joe for some final comments.

Joseph Compofelice: Before we go to questions, let me just reiterate a couple of things that are important to Trico going forward. First, our strategy.
Our strategy continues to be focused on improving the balance sheet, lower debt and improve liquidity, continued attention to lowering our operating costs, the redeployment of active and stacked vessels out of the Gulf of Mexico to those international markets that we feel have better long-term market characteristics, maintaining a conservative posture in the North Sea as between term and spot market mix, the elimination of stacked vessels in the Gulf of Mexico in 2006.
And now we add to that list a new-build program to address our aging fleet with newer, more technologically advanced vessels that meet the general requirements of our customers in the markets where we currently and expect to operate.

Let me qualify that last phrase a little bit. By new-build we do not necessarily mean adding to the current level of new-build backlog. We’re more interested in taking advantage of vessels being currently constructed and already in the current order book, and not adding to it ourselves to increase, you know, the supply side.

Also, we see a program going forward where, as we add a new vessel, we would expect to retire one or more older vessels concurrently with that.
And then as a final comment, as you know, I am the interim CEO of Trico. We’ve had a search going on, and we are in the very final stages of that search. And we would expect to have a selection and an announcement in the third quarter.

So that concludes our formal remarks, and Matt, I’ll turn it over to you to deal with the questions traffic. Matt?

Operator: Yes, I’m sorry. Did you want the question-and-answer session right now, sir?

Joseph Compofelice: Yes.

4

Operator: OK, great. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we’ll take as many questions as time permits. Once again, press star one on your touch-tone telephone to ask a question. And we’ll pause for just a moment.

Our first question comes from Robert Ryan with Banc of America Securities.

Robert Ryan: Hi. Can you hear me?

Joseph Compofelice: Yes.

Robert Ryan: OK. Good morning. Thanks for having the call. I was off for a second and I caught the tail end of the guidance we got on the modeling of fluctuation in day rates. I think, with the caveat that there’s some substantial contract cover in North Sea, I think the figure was, just to confirm, $100 translates into $500,000 of EBITDA?

Trevor Turbidy: Correct.

Robert Ryan: OK. And $100 in the Gulf is $1 million of EBITDA?

Trevor Turbidy: Correct.

Robert Ryan: What does that $100 in the Gulf, what does that assume on the utilization? Just current utilization?

Trevor Turbidy: It’s actually current utilization with a 90 percent drop down from revenues to EBITDA.

Robert Ryan: OK. And you saw a nice pickup - you have seen a nice pickup in the utilization rates in the Gulf. And I think the - I don’t know if the release, and, pardon me - I think the figure you reported for July was north of 60 percent.
Is it reasonable for us to assume that we continue to see some improvement in utilization from that July observation for the balance of the year?

Joseph Compofelice: This is Joe Compofelice, Robert. There are two kind of answers to that question.
That calculation includes all vessels actively marketed and stacked. But to the extent there might be the disposition of some cold-stacked vessels, that improves that number but does not improve our financial results hardly at all.
In terms of our actively marketed fleet in the Gulf of Mexico, we’re 90 percent plus utilized now.

Robert Ryan: OK. And what have you said, or what are your plans in terms of destacking some of those vessels?

Joseph Compofelice: All of our vessels are cold-stacked.

Robert Ryan: Yes.

Joseph Compofelice: So, we released three vessels, as Trevor said, in the late - in the - or late in the first quarter, really, to the market.

And as we look at the activation costs of the remaining cold-stacked vessels being older vessels that have sat there a longer period of time, you know, we’re looking at costs that are substantially higher than the three we activated.

And so, right now, we really don’t have any plans to put more of those cold-stacked vessels to work.

Robert Ryan: OK. And then, in terms of your contract cover in the North Sea, how should we think about the risks - or more likely, the opportunities - in terms of some of those medium and longer term contracts that you were talking about that don’t necessarily reflect current market conditions. What’s the timing for some of those contracts to roll off?

5

Joseph Compofelice: I’ll ask Mike Wallace to kind of go over, you know, kind of some general comments on the rate at which they roll over. And when we talk about only two in the spot market, and Trevor talks about for $100 it’s $500,000 in EBITDA, that’s pretty direct. But the others are rolling off and back on at rates. And in this sort of market, obviously, those rates are moving up, as well. But, Mike?

Michael Wallace: Yes, Robert, currently, for the remainder of 2005, we have four of the North Sea vessel class that come up for renewal, which are currently on term contract. We have a few more that come up in the first quarter of ’06.

And as far as their days sold, for the balance of ’05, if there are no options executed by the charter, we’re at 85 percent sold for the remainder of ’05.

Robert Ryan: And is it fair for us to assume that there’s some upside in those vessels when those contracts are renewed or put out to bid, just given the environment in which the current contract was negotiated?

Michael Wallace: That is correct. The four that come up for renewal all have upside potential. And then as Joe alluded to, the two vessels that we have in the spot market obviously will continue to improve as the rate structure improves.

Joseph Compofelice: So, Robert, I guess one way to think about it is, if you look through the first quarter of ’06, half of the 14 will roll onto new contracts.

Robert Ryan: Including the second half of ’05.

Joseph Compofelice: Yes.

Robert Ryan: OK.

Joseph Compofelice: Between now and the end of the first quarter.

Robert Ryan: And that includes - those six include some of your more - some of your larger and more valuable vessels.

Michael Wallace: That is correct.

Robert Ryan: OK. The Canyon, in particular, is one that I thought was rolling off its contract for Canyon offshore. And now I see that perhaps that contract has been extended for a year or so. Is that the case with - was that contract recently renewed or extended, or something along those lines?

Joseph Compofelice: I think we’ll skip that question, if you don’t mind. That’s far more detail than we’ve released to the - in general.

Robert Ryan: Fair enough. And then in terms - finally, in terms of the timing of that deferred revenue, it looked like the balance in that liability account declined $4 of $5 million in the second quarter. Over how long a period would we expect to see that roll off?

Trevor Turbidy: It actually rolls off commensurate with all the contracts. So it actually goes down to $2,011.

Robert Ryan: OK.

Trevor Turbidy: It drops very dramatically, just as you can see. It was on the balance sheet. Most of that is done this year and next year with just a modicum thereafter.

Robert Ryan: And is that, dollar for dollar - is that cash out the door as we see that balance decline? I mean, in terms of modeling your cash flow?

Trevor Turbidy: No, no. Not at all. In fact, it’s non-cash, which is why we break it out separately on the income statement, so as not to confuse anyone.
It’s just merely an accounting treatment. We don’t necessarily agree with it, but technically, it’s actually the correct accounting treatment that we were forced to adopt at the fresh start date. It’s a little bit confusing.

Joseph Compofelice: Remember, all this is, is putting a credit on the balance sheet, because, at the time we initiated fresh start accounting, the market was improving, and that would suggest that the contracts we had, if they were all put in place the day we came out, would have more profit in them than they currently do.

6

So, frankly, kind of a convoluted sort of concept. So, we’re careful not to take credit for it. But as that is amortized, it’s all non-cash. And it’s dollar for dollar revenue to EBITDA or revenue to operating income - excuse me, revenue to operating income.

Mike Wallace: OK. Thank you.

Operator: Just as a reminder to our telephone audience that is star one to ask a question. Our next question comes from Swaraj Chowdhury with Dalton Investments.

Swaraj Chowdhury: Hi. My first question is that in terms of cash flow - and I saw that if I take the second quarter in isolation and if I purely go by cash flow from operations minus capital expenditure that since - it doesn’t look like there’s a lot of free cash flow. I just want to ask you what do you see on the cash flow front going forward.

Trevor Turbidy: Yes. I think part of that is due to, A, the timing during the restructuring payment, which was picked up in the second quarter, and then also some - our accounts receivable went up due, A, one, to increased sales and then there was a slight deterioration in DSOs. So, going forward we’re hoping to improve on that. And we obviously wouldn’t have the restructuring payments. There’s no restructuring payments going forward.

Swaraj Chowdhury: OK. And could you explain to me about the deferred revenue? Are you taking that as a part of your operating income, the deferred revenue that you recorded as a part of revenue?
Trevor Turbidy: Yes, it’s actually on the income statement. You can see it below the chart, our higher revenue line. It’s flows through to operating income, but it’s non-cash.

Swaraj Chowdhury: OK.

Trevor Turbidy: And you can see it’s obviously backed out on the cash flow page as well.

Swaraj Chowdhury: OK. So, I just want to check the numbers. Your interest expense right now is it about - it’s about $2 million, $2.5 million a quarter?

Trevor Turbidy: About $2.25 million at this point. It’s obviously current debt levels and current interest rates, yes.

Swaraj Chowdhury: All right. And your capital expenditure - target capital expenditure for the year is it - will it be close to $6 million to $8 million?

Trevor Turbidy: No, it’ll be in the range of $2 million to $2.5 million. We’ve only had a small amount of capital expenditure this year. If you look at it historically, which is what I suspect you’re looking at, there was some new build activity in prior periods that we’re not doing at this point. And then also there were some spooling devices that were put on the anchor handlers that were required by the North Sea regulatory bodies. We don’t have that this year. So, there’s nothing that we’re aware of.

7

So, if you’re looking at - the other thing you might be speaking of is maintenance and classification. Maintenance and classification is what we call the dry dock expense. That now - historically we defer it and amortize. Now we expense as incurred, and that’s about $10 million for the year, give or take. And that’s actually now in operating expense. So, you’ll see operating expense is a little bit more lumpy or will be more lumpy going forward than it was historically due to the expensing of the dry docks as they occur.

Swaraj Chowdhury: OK. OK. And the cash you are going to use for paying down debt or you are going to add more boats to the - your fleet?

Joseph Compofelice: The immediate need of operating cash flow - the immediate use is reduction of debt. And we talked about initiating a program to replenish our fleets. That’s something that’ll probably start unfolding in 2006 and will probably unfold over a couple years after that.

Swaraj Chowdhury: OK. Thank you so much.

Trevor Turbidy: Thank you.

Operator: And as one final reminder to our telephone audience that is star one to ask a question. Our next question comes from Lars Krogh with Kistefos.

Lars Krogh: Thank you. Actually most of my questions have already been answered. But with regard to the North Sea fleet that possible option that it’s outstanding all those 14 vessels that are under contract, how many are actually under options or have options attached?

Joseph Compofelice: Virtually all of them. Not all of them, but virtually all of them.

Lars Krogh: OK. And then also if I could just follow-up on - Trevor, you touched upon it - the accounts receivable situation. There’s an increase in account receivables of about $30 million to approximately $38 million.

Trevor Turbidy: Correct.

Lars Krogh: And what does that mean in terms of the number of days outstanding?

Trevor Turbidy: I believe it’s in a range of 75 for the total company.

Lars Krogh: OK. Thank you.

Trevor Turbidy: Yes. And if you look obviously towards yearend it was about 85 at yearend and then improved at the first quarter as people paid off their invoices, and then it’s crept up a little bit. Obviously we’re going to be monitoring that situation as well.

Lars Krogh: OK. And then I guess the last question with regard to possible capital raising and the shelf registration, what the plans are surrounding that.

Joseph Compofelice: We haven’t announced any specific plans. We have a registration statement. The registration statement registers the $10 million - or registers the existing shares and two million new primary shares. That registration statement’s been declared effective by the SEC, but we’ve made no announcements beyond that.

Lars Krogh: OK. Thank you.

8

Trevor Turbidy: Thanks, Lars.

Operator: Again, that is star one to ask a question. We have a follow-up question from Robert Ryan.

Robert Ryan: Thank you. I was going to ask if you had had any recent conversations with your largest investor, but …

Joseph Compofelice: Just heard it.

Trevor Turbidy: Yes, you did. Yes, we have.

Robert Ryan: So - and just in terms of the capital raising - I don’t want to put you on the spot. But just given the way the business is performing and the prospects for some meaningful free cash flow from operations at current run rates, do you think that relieves some of the pressure that perhaps you were feeling earlier to tap the markets - tap the equity markets to reduce leverage even further post coming out of bankruptcy?

Joseph Compofelice: Well, we don’t ever really feel pressure. And if we do we try to hide it real well.
Robert Ryan: OK.

Joseph Compofelice: But I’m not sure we do, Robert. This is a real, real cyclical business. And we’ve said in the past that we think both companies should have very little debt. And we feel Trico should have less debt than it does now. And there will be people that might say if there was an equity offering that it was early, that it was priced too low. I would tend to be conservative in making - in recommending those decisions to the board.

Robert Ryan: OK. And then we’ll see the Q here shortly. But in terms of when we do see it in terms of the North Sea revenues and operating income as you break it down in your segment presentations, do you have those figures?

Joseph Compofelice: Just one second.

Trevor Turbidy: Give us one second.

Robert Ryan: Sure. Sure. And I guess a more big picture question would be - none of us has a crystal ball. But in terms of your view of the outlook for activity in the North Sea in light of a lot of the vessels that are scheduled to be delivered over the course of the next year-and-a-half and just underlying demand, what are your thoughts on how that market is shaping up?

Joseph Compofelice: So, there’s three parts there, and we’ll split it up. Let me first say that one of the things we probably should mention about the second quarter is that 20 percent of our operating income or 20 percent of what the company would view as its EBITDA internally came from the Gulf of Mexico. That’s a big change - big change from the past.

Mike, can you just speak to kind of the overall outlook in the North Sea specifically in light of what’s going on with new builds?

Mike Wallace: Yes. Obviously, Robert, we’re seeing the effects of seasonal activity increases right now for the summer months with the construction activity as well as continued drilling activity increases. And even though there’s been an influx of about 15 vessels by our count back into the North Sea, those vessels have been absorbed without seeing any fall off in contract rates or utilization.

So, on a going forward basis we see that same effect. We’re in sort of a seasonal calmer sea weather right now, so the rig moves are taking shorter time, but once we get up into the winter months, once again, as long as drilling activity remains constant, operators will pick up more of the anchor handlers for rig moves and the rig moves will take longer time. So, we see pretty much status quo for activity and supply-demand balances going forward in the North Sea.

Operator: Anything further, Mr. Ryan?

9

Robert Ryan: Well, I guess there was just the detail on the revenue and the EBIT from the North Sea, but perhaps you …

Trevor Turbidy: Sure. The …

Robert Ryan: … want to take a crack at that.

Trevor Turbidy: Yes, we can give you those numbers. And you’ll see that in the Q - page 26 of the Q as well. North Sea revenue is 24,786 and operating income of 10,462.

Robert Ryan: OK. And D&A associated with the North Sea is - I imagine it’s consistent with what we’ve seen on a quarterly basis in the past?

Trevor Turbidy: Correct.

Robert Ryan: OK. Great.

Joseph Compofelice: Great. Thanks, Rob.

Operator: Next up we have Mike Clark with Satellite Asset Management.

Mike Clark: Good morning. I was just wondering of the options that you had mentioned in the North Sea vessels how many of those are priced options and how many are open to the markets?

Joseph Compofelice: All of them are priced.

Mike Clark: Priced within some sort of band?

Mike Wallace: Most of them, Mike, have some escalation built into them depending on the term of the option, but they are all priced and they are all in favor of the charter.

Mike Clark: And you have the deferred revenues on the favorable contracts on the balance sheet of $11.8 million. Just wondering how long it’ll take that to roll off.

Joseph Compofelice: Yes. We - I think we just spoke to that. Almost all of it rolls off by the end of ’06. And there’s a coattail that runs on. There’s a couple of long contracts. The most important thing about that number is it’s a non-cash accounting amortization of the liability through the income statement. It is a non-cash item.

10

Mike Clark: Understood. Thank you, gentlemen.

Trevor Turbidy: Thank you.

Operator: Following Mr. Clark we have a question from Kathryn Tsibulsky with Jeffries.

Kathryn Tsibulsky: Good morning. You went through some figures for breaking out debt earlier, and I was wondering if you could go through them again quickly. I don’t think I caught all the figures.

Trevor Turbidy: Sure, happy to. Was it the long-term debt that you were concerned on or short-term debt or just all of it?

Kathryn Tsibulsky: Both, please.

Trevor Turbidy: OK. Long-term debt was $70.2 million for June 30, 2005. In that, you had the exit credit facility, the term loan portion of $54.6 million, the revolving component of the exit credit facility of $5 million, and two (merit) notes at $10.7 million.

Short-term was $60.2 million. That’s comprised of two (merit) principle repayments totaling $2.5 million, the NOK term loan of $19.5 million, which is shown as current, obviously being due next June 30th, and the NOK credit facility of $38.2 million. So, total debt of $131 million.

Kathryn Tsibulsky: Great. Thank you very much.

Trevor Turbidy: My pleasure.

Operator: And we do have another follow-up question from Mr. Robert Ryan.

Robert Ryan: Yes. Just to clarify, Joe, you talked about the six vessels in the North Sea fleet whose contracts will roll off between now and the middle of ’06. Are any of those - well, are all six of those - will they be free and clear of options that - or extensions that would be beneficial to the client?

Joseph Compofelice: Well, when Mike said all of the options have escalators. When he said it to the charter’s favor it means the charterer is the one who has the choice to take the option. But all of the options have escalators in them. Does that help?

Robert Ryan: Well, just to clarify further, the charterer here is the client?

Joseph Compofelice: Correct.

Trevor Turbidy: Yes.

Joseph Compofelice: The customer, yes. So, we don’t have a put option. They have a call option.

Trevor Turbidy: OK. And so, do any of the six that we’re talking about not have that feature?

11

Joseph Compofelice: No.

Mike Wallace: No, they all do.

Robert Ryan: OK. OK. So, despite the fact that the contract does roll off we might not realize the full economic upside of the market just on account of that option that the client has?

Joseph Compofelice: Yes. The options have escalators, but that’s different from current market conditions. Those are escalators that were negotiated when the market wasn’t as strong as it is now.

Robert Ryan: OK. So, whenever the period - the relevant period is, if it’s the next 12 months or the next 18 months, how many vessels in the North Sea fleet that are current on medium- and long-term contract will get out from underneath an under market contract altogether?

Mike Wallace: Robert, I think the best way to look at it maybe is to look at 2006. Currently if no options are executed we’re 43 percent sold on the PSVs and six percent on the anchor handlers. With all options executed by the charter we’ll be 70 percent sold on the PSVs and 33 percent on the anchor handlers.

Joseph Compofelice: For ’06.

Mike Wallace: For ’06.

Robert Ryan: OK. OK. And so, we have some modest price protection on those extensions, but not a full true up to current market conditions.

Mike Wallace: That is correct. But, again, if the options aren’t executed we’ve got 50 percent of the fleet that will become available for remarketing purposes in ’06.

Robert Ryan: But all else being equal, we would expect the - given the current market conditions, we would expect the client to exercise that option?

Mike Wallace: Difficult to say. Some of these contracts were executed when the market had rebounded, so some of them do have fairly good rates.

Trevor Turbidy: But we would think that most of them will probably be executed.

Robert Ryan: OK. Thanks.

Joseph Compofelice: Thanks so much.

Operator: That concludes the question-and-answer session today. At this time I will turn the call back over to our speakers for any additional or closing remarks.

Joseph Compofelice: No. I think - I appreciate all the questions. And that covers all of the remarks we’d like to make. And have a good day. Thank you.

Trevor Turbidy: Take care.

Operator: That concludes today’s call. Thank you for joining us. Have a great day.

END